Exhibit 99

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Reports 2008 Fourth Quarter & Full Year Results
March 5, 2009, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today reports results for the fourth quarter and year ended December 31, 2008. Highlights from continuing operations include:
•	Net sales of $189.9 million for the fourth quarter and $867.8 million for the year. This compares to $232.8 million and $918.8 million, respectively, for the same periods in 2007.

•	The Company reported a loss of $59.1 million or $1.68 per share in the fourth quarter and a loss of $46.2 million or $1.31 per share for the year. This compares to income, including special items, of $18.2 million or $0.52 per share in the fourth quarter of 2007 and $36.9 million or $1.05 per share for the year. Results for 2008 include a non-cash goodwill impairment charge of $60.1 million and special pre-tax expenses of $18.1 million detailed below.

•	Excluding the impairment charge and special expenses, income, net of taxes, was $1.3 million or $0.04 per share in the fourth quarter and $18.7 million or $0.53 per share for the year. This compares to income, net of taxes and excluding special items, of $2.8 million or $0.08 per share in the fourth quarter of 2007 and $31.9 million or $0.91 per share for the year.

•	Strong cash flow from operations of approximately $60 million.
President and Chief Executive Officer John C. Orr said, “Despite the severe economic downturn and decline in demand during the fourth quarter, we are reporting positive operating results, exclusive of special items, for both the fourth quarter and full year. I am proud that our employees remained focused all year on initiatives we could control, such as product pricing, reducing expenses, developing new channels for growth and maximizing cash flow.
“Our actions will enable us to emerge stronger and to capitalize on new business and pent-up opportunities when the economy begins recovery.”
Consolidated Results from Continuing Operations — 2008 Fourth Quarter and Full Year
$ Millions, except per share data

	Fourth Quarter Ended Dec. 31			Year Ended Dec. 31
	2008	2007	% Change	2008	2007	% Change
Continuing Operations:
Net Sales	$189.9	$232.8	-18%	$867.8	$918.8	-5%
(Loss) Income Before Taxes	$(67.9)	$27.5	—	$(47.0)	$57.1	—
(Loss) Income, Net of Taxes	$(59.1)	$18.2	—	$(46.2)	$36.9	—
(Loss) Income Per Share	$(1.68)	$0.52	—	$(1.31)	$1.05	—
Net sales for the fourth quarter of 2008 were $189.9 million compared to $232.8 million in the fourth quarter of 2007. For the full year, net sales were $867.8 million compared to $918.8 million in 2007. The impact of higher selling prices, totaling approximately $38 million in 2008, enabled the Company
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Reports 2008 Fourth Quarter & Full Year Results — 03/05/09	page 2 of 7
to recover most of its costs from record-setting raw material prices. Selling prices could not, however, fully offset the higher raw material costs and dramatic decline in volume due to the rapid economic deterioration and weakness in Company’s markets in the second half of 2008.
Gross profit as a percent of sales was 24.1% in the fourth quarter of 2008 compared to 22.5% in the fourth quarter of 2007. Positive selling price momentum coming into the fourth quarter helped to mitigate the impact of raw material cost inflation, weakening demand and lower manufacturing volumes in the quarter. Gross profit as a percent of sales was 23.4% for the full year compared to 25.6% in 2007, reflecting the negative impact of higher raw material costs and lower volumes on manufacturing absorption.
The Company reported a loss from continuing operations for the 2008 fourth quarter and full year of $59.1 million and $46.2 million, or $1.68 and $1.31 per share, respectively. This is compared to income from continuing operations of $18.2 million and $36.9 million, or $0.52 and $1.05 per share, respectively, for the 2007 fourth quarter and full year. Both years include special pre-tax items.
A reconciliation of special items and their impact on Earnings Before Tax (EBT), Net Income and Earnings Per Share (EPS) for the 2008 and 2007 fourth quarter and full year results is as follows (in millions, except per share data):

	Fourth Quarter			Fourth Quarter
	Ended Dec. 31, 2008			Ended Dec. 31, 2007
		Net Income	EPS		Net Income	EPS
	EBT	(Loss)*	Impact	EBT	(Loss)*	Impact
Continuing Operations:
EBT/Net Income (Loss)	$(67.9)	$(59.1)	$(1.68)	$27.5	$18.2	$0.52
Adjustments:
Goodwill Impairment Charge	60.1
Lawn & Garden Restructuring Expenses	4.3
Impairment of Fixed Assets	9.2
Management Bonus Program & Profit Sharing	(3.5)
Non-Operating Income from Merger Termination				(26.8)
Restructuring, Severance & Compensation				2.2
Merger Related Expenses				1.4
EBT/Net Income — Adjusted	$2.2	$1.3	$0.04	$4.3	$2.8	$0.08
Weighted average common shares outstanding			35.2			35.2

	Twelve Months			Twelve Months
	Ended Dec. 31, 2008			Ended Dec. 31, 2007
	EBT	Net Income (Loss)*	EPS Impact	EBT	Net Income (Loss)*	EPS Impact
Continuing Operations:
EBT/Net Income (Loss)	$(47.0)	$(46.2)	$(1.31)	$57.1	$36.9	$1.05
Adjustments:
Goodwill Impairment Charge	60.1
Lawn & Garden Restructuring Expenses	7.3
Impairment of Fixed Assets	9.2
Non-Operating Income from Merger Termination				(26.8)
Restructuring, Severance & Compensation	1.3			9.5
Merger Related Expenses	0.2			4.7
Foreign Currency Transaction Losses				4.7
EBT/Net Income — Adjusted	$31.2	$18.7	$0.53	$49.2	$31.9	$0.91
Weighted average common shares outstanding			35.2			35.1

* NOTE: Income taxes were imputed using a normalized tax rate of 40% for 2008 and the actual effective rate of 35% for 2007.
Details of special items for the 2008 fourth quarter and full year include:
1)	A non-cash goodwill impairment charge of approximately $60.1 million in the fourth quarter for the Automotive and Custom segment. All of the impairment charge relates to goodwill from acquisitions made by the Company in 1995 and 2004 and reflects year-end conditions in automotive, RV and other manufacturing markets served by those businesses. The impairment charge will not result in any cash expenditures and does not affect cash flow from operating activities.
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Myers Industries Reports 2008 Fourth Quarter & Full Year Results — 03/05/09	page 3 of 7
2)	Expenses of approximately $13.5 million in the fourth quarter and $18.1 million for the year, primarily in connection with the Company’s restructuring and optimization initiatives in the Lawn and Garden Segment. Approximately $9.2 million of these expenses in the fourth quarter relate to non-cash impairment of fixed assets from the Company’s closure and consolidation of manufacturing facilities.

3)	In light of the difficult operating environment, management made the decision in the fourth quarter to eliminate the Company’s management bonus and profit sharing contribution for 2008. This action added approximately $3.5 million to fourth quarter pre-tax income.
Details of special items for the 2007 fourth quarter and full year include:
1)	Non-operational income in the fourth quarter of $26.8 million ($35.0 million, net of expenses) from a termination fee paid in connection with the Company’s proposed merger.

2)	Restructuring, severance and purchase accounting adjustments aggregating approximately $2.2 million and $9.5 million for the quarter and year, respectively.

3)	Merger related expenses of approximately $1.4 million and $4.7 million for the quarter and year, respectively.

4)	For the full year, foreign currency transaction losses of approximately $4.7 million in the the Company’s Lawn and Garden Segment.
Raw Material Costs
Prices for raw materials used in the Company’s manufacturing operations, primarily high-density polyethylene (HDPE) and polypropylene (PP) plastic resins, reached record highs in 2008. For the nine-months ended September 30, 2008, raw material prices were approximately 33% higher on average compared to 2007. As economic conditions worsened during the fourth quarter, prices for raw materials softened, but year-over-year prices remained approximately 20% higher on average.
Throughout 2008, the Company focused on product pricing actions required to recover the costs from unprecedented raw material price inflation, which began in 2007.
Cash from Operations, Dividends, Capital Expenditures and Debt Position
Operating cash flow was approximately $60 million for year ended December 31, 2008. This enabled the Company to increase and maintain dividend payments in 2008 to provide returns to shareholders, and fund strategic capital expenditures without increasing debt.
Cash dividends paid in 2008 were $18.3 million, including a special payment of $0.28 per share in connection with termination of the Company’s proposed merger. The regular quarterly cash dividend was increased 14 percent to $0.06 per share beginning with the January 2008 payment.
Capital expenditures were approximately $41 million in 2008 compared to $20 million in 2007.
The 2008 expenditures exceeded the Company’s projection of $20 to $25 million due to opportunistic investments made for technology to fuel new product development and productivity savings.
Total debt was $171.6 million at year-end, essentially unchanged from $170.9 million at
December 31, 2007. At December 31, 2008, the Company had a strong financial position with more than $185.0 million of available borrowing under its $250 million Credit Agreement, which expires in October 2011. The Company remains in compliance with all of its debt covenants, and management believes cash flow from operations and available credit facilities will be sufficient to meet expected business requirements in 2009.
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Myers Industries Reports 2008 Fourth Quarter & Full Year Results — 03/05/09	page 4 of 7
Business Segments — 2008 Fourth Quarter and Full Year Results
Lawn and Garden Segment
$ Millions

	Fourth Quarter Ended Dec. 31			Year Ended Dec. 31
	2008	2007	% Change	2008	2007	% Change
Continuing Operations:
Net Sales	$57.1	$76.0	-25%	$272.9	$300.9	-9%
(Loss) Income Before Taxes	$(7.0)	$(4.3)	—	$(1.8)	$0.9	—
Loss before taxes in the Lawn and Garden Segment was $7.0 million in fourth quarter and $1.8 million for the year. These results, however, include expenses and charges in connection with the segment’s restructuring and optimization project. In the 2008 fourth quarter, these expenses and charges were $8.5 million; for the full year, expenses and charges were $9.2 million. Excluding these expenses and charges, income before taxes was $1.5 million in the fourth quarter and $7.4 million for the full year. In the fourth quarter of 2008, weak demand and unit volumes offset the benefits from higher selling prices implemented to recover raw material cost increases, as well as initial benefits from productivity and manufacturing improvements from the restructuring project.
Net sales in the Lawn and Garden Segment for the fourth quarter of 2008 declined significantly due to deferred or lower order volumes from growers, as a result of uncertain forecasts from retailers about their needs for spring 2009 garden center programs. For the full year of 2008, sales were negatively impacted by colder spring weather through many parts of the U.S, which slowed the start of consumer purchasing. This slowdown increased throughout the rest of the year with the overall decline in the economy, which caused growers both to reduce order volumes and, in some cases, postpone container purchases. Higher selling prices to recover raw material cost increases partially offset the impact of lower volumes in the quarter and year.
In late 2008, the Company embarked on a major restructuring project in this segment to improve profitability and better serve current and anticipated market requirements. Objectives of the project include: manufacturing consolidation and capacity realignment; distribution and supply chain streamlining; and enhanced forecasting, workflow and inventory management systems.
North American Material Handling Segment
$ Millions

	Fourth Quarter Ended Dec. 31			Year Ended Dec. 31
	2008	2007	% Change	2008	2007	% Change
Continuing Operations:
Net Sales	$60.6	$70.3	-14%	$261.2	$267.2	-2%
Income Before Taxes	$6.9	$9.1	-24%	$26.6	$40.3	- 34%
Net sales in the North American Material Handling Segment for the fourth quarter of 2008 reflect the deepening impact of global recession across nearly all markets served. While markets such as agriculture and food processing presented areas of opportunity throughout the year, weakness continued to grow and pervade all sectors of industrial manufacturing. Maintenance of higher selling prices enabled recovery of record high raw material costs, but these could not offset the sharp decline in demand and unit volumes during the year as customers idled facilities, shutdown purchasing and deferred reusable container and pallet conversion projects.
Income before taxes in the fourth quarter and through the full year of 2008 was negatively impacted by progressively lower demand and unit volumes. Higher selling prices, combined with internal and external cost reduction measures, did not offset these factors.
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Myers Industries Reports 2008 Fourth Quarter & Full Year Results — 03/05/09	Page 5 of 7
Distribution Segment
$ Millions

	Fourth Quarter Ended Dec. 31			Year Ended Dec. 31
	2008	2007	% Change	2008	2007	% Change
Continuing Operations:
Net Sales	$44.7	$54.1	-17%	$187.1	$203.2	-8%
Income Before Taxes	$3.3	$4.9	-33%	$17.5	$20.5	-15%
Net sales in the Distribution Segment for the fourth quarter and through the full year of 2008 were adversely affected due to the reduction in tire sales and slow tire service demand across all major markets. Primary factors influencing the markets include: 1) miles driven in 2008 compared to 2007 marked the largest, continuous decline in American history, according to the U.S. Department of Transportation; 2) the steep decline in housing construction, impacting construction vehicle use and maintenance needs; and 3) a greater shift to just-in-time ordering of consumable service supplies and decline in capital spending for service equipment as tire dealers and other industry service providers faced weakening demand from their customer base.
Income before taxes in the fourth quarter of 2008 was lower due to a sharp decline in end market demand and the resulting lower unit volumes for both tire service supplies and equipment. For the full year, benefits from favorable product mix and expense controls did not offset lower volumes.
Automotive and Custom Segment
$ Millions

	Fourth Quarter Ended Dec. 31			Year Ended Dec. 31
	2008	2007	% Change	2008	2007	% Change
Continuing Operations:
Net Sales	$35.1	$39.6	-11%	$174.0	$170.9	2%
(Loss) Income Before Taxes	$(61.5)	$1.5	—	$(55.0)	$9.0	—
In the fourth quarter of 2008, overall conditions in automotive, RV and other end markets served by certain businesses in the Automotive and Custom segment resulted in a non-cash goodwill impairment charge of approximately $60.1 million. Accordingly, the Company reported a loss before taxes of $61.5 million in fourth quarter and $55.0 million for the year. Excluding the charge, loss before taxes was $1.4 million in the fourth quarter, and income before taxes was $5.1 million for the year, as improved selling prices and expanded expense controls, including manning reductions and extended facility shutdowns, partially offset weak demand.
Net sales in the Automotive and Custom Segment for the fourth quarter of 2008 were impacted by the progressive weakness and significant volume declines in automotive, heavy truck, RV, marine, industrial and construction markets. Through both the fourth quarter and year, new business and customer relationships in original equipment and custom molding markets, as well as maintenance of higher selling prices to recover raw material cost inflation, helped to partially offset the full impact of volume declines and overall end market conditions.
2009 Outlook
While current economic conditions for the foreseeable future will remain challenging, the Company will continue to focus on strengthening niche-market positions; improving manufacturing and distribution structure to reduce costs and increase productivity; and capitalizing on opportunities for sustainable, profitable growth.
The Company continues to review its business segments for operational improvement opportunities, particularly in the Automotive and Custom Segment to determine long-term growth objectives. In addition, workforce and expense reductions have been implemented, including a company-wide
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Myers Industries Reports 2008 Fourth Quarter & Full Year Results — 03/05/09	Page 6 of 7
freeze on wages, merit increases and hiring. Management believes these are essential actions in the best interest of the Company and shareholders given the recessionary operating climate.
Orr concluded, “As a direct result of our transformation actions implemented over the past three years, Myers Industries is better prepared to weather future challenges. In 2009, we will remain vigilant for long-term growth and competitive positioning opportunities, while taking advantage of every instance to decrease costs and maximize cash flow. We are confident that, as demand in our end markets improves and the economy rebounds, we will emerge in an even stronger growth position.”
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Myers Industries celebrated its 75th Anniversary in 2008. Visit www.myersind.com to learn more.
About the 2008 Fourth Quarter and Full Year Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter and year ended December 31, 2008. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include, but are not limited to:
•	changes in the markets for the Company’s business segments;

•	changes in trends and demands in the markets in which the Company competes;

•	unanticipated downturn in business relationships with customers or their purchases;

•	competitive pressures on sales and pricing;

•	raw material availability, increases in raw material costs, or other production costs;

•	future economic and financial conditions in the United States and around the world;

•	ability to weather the current economic downturn;

•	inability of the Company to meet future capital requirements;

•	claims, litigation and regulatory actions against the Company;

•	changes in laws and regulations affecting the Company;

•	the Company’s ability to execute the components of its Strategic Business Evolution process; and

•	other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com.
Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.
Note on Reconciliation of Earnings Data: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.
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Myers Industries Reports 2008 Fourth Quarter & Full Year Results — 03/05/09	Page 7 of 7
CONDENSED STATEMENTS OF INCOME

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net Sales	$189,920,448	$232,780,148	$867,830,285	$918,792,960
Cost of Sales	144,214,926	180,474,178	664,714,763	683,107,307

Gross Profit	45,705,522	52,305,970	203,115,522	235,685,653

Selling, General and Administrative Expenses	40,410,738	48,001,639	168,451,717	189,884,253
Impairment Charges	70,148,239	—	70,148,239	—

Total Operating Expenses	110,558,977	48,001,639	238,599,956	189,884,253

Operating (Loss) Income	(64,853,455)	4,304,331	(35,484,434)	45,801,400
Other Income, Net	—	26,750,000	—	26,750,000
Interest Expense, Net	3,000,185	3,567,793	11,508,126	15,500,269

Income (Loss) from Continuing Operations Before Income Taxes	(67,853,640)	27,486,538	(46,992,560)	57,051,131
Income Taxes	(8,782,127)	9,294,001	(767,807)	20,103,000

Income (Loss) from Continuing Operations	(59,071,513)	18,192,537	(46,224,753)	36,948,131
Income from Discontinued Operations, Net of Tax	—	—	1,732,027	17,787,645

Net Income (Loss)	$(59,071,513)	$18,192,537	$(44,492,726)	$54,735,776

Income (Loss) Per Basic & Diluted Common Share
Continuing Operations	$(1.68)	$0.52	$(1.31)	$1.05
Discontinued Operations	0.00	0.00	0.05	0.51

Net Income (Loss) Per Share	$(1.68)	$0.52	$(1.26)	$1.56

Weighted Average Common Shares Outstanding	35,233,085	35,176,145	35,211,811	35,140,581

CONDENSED STATEMENTS OF FINANCIAL POSITION

	As of December 31,
	2008	2007

Assets
Current Assets	$232,648,087	$277,809,374
Other Assets	137,347,218	205,772,669
Property, Plant & Equipment	198,904,621	213,970,326

	$568,899,926	$697,552,369

Liabilities & Shareholders’ Equity
Current Liabilities	$96,969,686	$158,474,639
Long-term Debt, less current portion	169,545,667	167,253,706
Deferred Income Taxes	43,149,154	50,540,270
Other Liabilities	6,396,650	4,013,808
Shareholders’ Equity	252,838,769	317,269,946

	$568,899,926	$697,552,369

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